Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Chevron Corporation of our report dated February 25, 2021 relating to the financial statements of Tengizchevroil LLP, which appears in Chevron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Almaty, Kazakhstan
August 5, 2021